Exhibit 99.1
e.l.f. Beauty Appoints Mandy Fields As Chief Financial Officer
Retail Industry Veteran with Strong Operations Experience
OAKLAND, Calif.- March 21, 2019 - e.l.f. Beauty (NYSE: ELF) (the “Company”) today announced the appointment of Mandy Fields to the role of Senior Vice President - Chief Financial Officer, effective April 22, 2019. Ms. Fields will report to Tarang Amin, Chairman and Chief Executive Officer, and oversee all financial aspects of the Company.
“Mandy joins us with strong operational expertise and a wealth of experience in financial planning and analysis,” said Mr. Amin. “She also has a proven track-record of growing brands through cross-functional collaboration. We welcome her and look forward to the many contributions Mandy will bring to the e.l.f. team.”
Ms. Fields has over 15-years of finance experience, most recently serving as the Chief Financial Officer of BevMo!, the number one retailer of alcoholic beverages on the West Coast, with 163 stores across California, Washington and Arizona. In this role, Ms. Fields worked closely with the CEO to craft the long-term vision for the company and was an integral part of executing strategic imperatives to drive EBITDA growth. At BevMo!, Ms. Fields was also responsible for overseeing accounting, financial planning and analysis, risk management, investor relations, pricing and inventory management. Prior to joining BevMo!, Ms. Fields held progressive finance positions for the Albertsons Companies where she ultimately served as the Vice President of Finance and Analytics, managing a $10 billion P & L for the company. Ms. Fields began her finance career at Gap, Inc. after working in investment banking at JPMorgan. Ms. Fields earned a Bachelor of Science in Finance from Indiana University of Bloomington’s Kelley School of Business.
“The e.l.f. team is talented and passionate, and I’m pleased to be joining a company with such a unique portfolio of innovation, value and potential,” said Ms. Fields. “e.l.f. has many areas of opportunity to expand its footprint and brand reach. I’m eager to be a part of the team executing on the strategic initiatives the Company has laid out.”

About e.l.f. Beauty

e.l.f. makes luxurious beauty accessible for all. As one of the most innovative beauty companies, e.l.f. engages young, diverse beauty enthusiasts by offering high-quality, prestige-inspired cosmetic and skin care products at extraordinary value. In addition, e.l.f. is proud to be 100% vegan and cruelty-free. You can find e.l.f. products on www.elfcosmetics.com, at leading retailers, such as Target, Walmart, and Ulta, and also internationally.

Learn more about e.l.f. at www.elfcosmetics.com or follow us on Instagram (@elfcosmetics) or Twitter (@elfcosmetics).

Investors:
Willa McManmon, Ellipsis
(650) 960-5177

Media:
Alecia Pulman, ICR
(203) 682-8200